Exhibit 5.1

                       [LETTERHEAD OF ANSLOW AND JACLIN]

April 21, 2011

Gulf Shores Investments, Inc.
7985 113th Street, Suite 220
Seminole, FL 33772

Gentlemen:

     You have requested our opinion, as counsel for Gulf Shores Investments, Inc. a Nevada corporation (the "Company"), in connection with the Post Effective Amendment to Registration Statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

     The Registration Statement relates to an offering of 498,000 shares of the Company's common stock.

     We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

     No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Experts" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP


By: /s/ Anslow & Jaclin, LLP
    -----------------------------------
    ANSLOW & JACLIN, LLP

            195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
                     Tel: (732) 409-1212 Fax: (732) 577-1188